Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-10 of Bitzero Holdings Inc. (the “Registration Statement”) of:

●	our report dated March 6, 2026 on the consolidated financial statements of WBM Capital Corp. and its subsidiaries, comprising the consolidated statement of financial position as of October 31, 2025, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ (deficiency) equity and cash flows for the year then ended, and the related notes; and

●	our report dated January 28, 2026, except for Note 22(c), as to which the date is September 9, 2026, on the consolidated financial statements of Bitzero Blockchain Inc. and its subsidiaries, comprising the consolidated statements of financial position as of September 30, 2025 and 2024, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and the related notes.

We also consent to the reference to our firm under the heading “Interests of Experts” in the prospectus forming part of the Registration Statement.

/s/ SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS
Authorized to practice public accounting by the
Chartered Professional Accountants of Ontario

Richmond Hill, Ontario, Canada
September 11, 2026